Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS
JASPER, IN (August 1, 2013) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $318.3 million and net income of $7.1 million, or $0.18 per Class B diluted share, for the fourth quarter of fiscal year 2013 which ended June 30, 2013.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2013	June 30, 2012	Percent Change
Net Sales	$318,322	$290,108	10%
Gross Profit	$59,577	$58,026	3%
Gross Profit %	18.7%	20.0%
Selling and Administrative Expenses	$52,729	$45,933	15%
Selling and Administrative Expenses %	16.5%	15.9%
Restructuring Expense	$278	$930	(70%)
Operating Income	$6,570	$11,163	(41%)
Operating Income %	2.1%	3.8%
Adjusted Operating Income *	$6,848	$12,093	(43%)
Adjusted Operating Income % *	2.2%	4.1%
Net Income	$7,061	$6,077	16%
Adjusted Net Income *	$7,227	$6,635	9%
Earnings Per Class B Diluted Share	$0.18	$0.16	13%
Adjusted Earnings Per Class B Diluted Share *	$0.19	$0.18	6%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•	Consolidated net sales in the fourth quarter of fiscal year 2013 increased 10% from the prior year fourth quarter on increased net sales in the Electronic Manufacturing Services (EMS) segment.

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Fourth quarter gross profit as a percent of net sales declined 1.3 percentage points from the prior year fourth quarter as the impact of lower margins in the Furniture segment more than offset improved margins in the EMS segment. A sales mix shift toward the EMS segment which carries a lower gross profit percent than the Furniture segment also negatively impacted the consolidated gross profit percent.

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Consolidated fourth quarter selling and administrative expenses increased 15% in absolute dollars compared to the prior year. The increased costs were primarily due to higher employee incentive compensation costs, higher sales and marketing costs related to growth initiatives, and an allowance recorded for notes receivable.

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Other Income/Expense for the fourth quarter of fiscal year 2013 was income of $0.7 million compared to expense of $2.1 million in the fourth quarter of the prior year. The variance in Other Income/Expense was partially driven by favorable foreign exchange movement that impacted the EMS segment. In addition, the prior year fourth quarter included a pre-tax impairment charge of $1.2 million on an investment in non-marketable equity securities and stock warrants of a privately-held company.

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The Company's effective tax rate for the fourth quarter of fiscal year 2013 was 2.4% compared to 33.0% in the prior year fourth quarter. The current year fourth quarter effective tax rate was favorably impacted by a higher mix of earnings from foreign jurisdictions with lower tax rates and by favorable state tax accrual adjustments. Also the actual annual effective tax rate for fiscal year 2013 ended lower than what the

Company estimated at the end of the third quarter which resulted in a favorable year-to-date adjustment in the fourth quarter of fiscal year 2013.

•	Operating cash flow for the fourth quarter of fiscal year 2013 was cash inflow of $22.5 million compared to $29.0 million in the fourth quarter of the prior year.

•	The Company's cash and cash equivalents increased to $103.6 million at June 30, 2013, compared to $75.2 million at June 30, 2012. Long-term debt including current maturities remained at $0.3 million.

Fiscal year 2013 annual consolidated net sales of $1.2 billion increased 5% from fiscal year 2012 net sales of $1.1 billion. Net income for fiscal year 2013 was $19.9 million, or $0.52 per Class B diluted share, inclusive of $0.3 million, or $0.01 per Class B diluted share, of after-tax restructuring expense. Net income for fiscal year 2012 was $11.6 million, or $0.31 per Class B diluted share, inclusive of $2.1 million, or $0.06 per Class B diluted share, of after-tax restructuring expense. Operating cash flow for fiscal year 2013 was $63.9 million compared to $59.0 million in the prior fiscal year.

James C. Thyen, President and Chief Executive Officer, stated, "One of the top priorities for our EMS segment coming into fiscal year 2013 was growth and diversification of our customer base. The team's intense focus throughout the year resulted in extraordinary execution around this strategy as evidenced by a 17% sales increase in the EMS segment for the fourth quarter when compared to last year. The growth came from both existing customers and new customers and within all four of the vertical markets in which we compete. We are pleased with the accomplishments our EMS team achieved over the past year and look forward to continued success in fiscal year 2014."

Mr. Thyen concluded, "We ended the fiscal year 2013 fourth quarter with an operating loss in the Furniture segment primarily due to a mix of lower margin projects and higher freight costs. Moving beyond these events, our continued focus in fiscal year 2014 will be profitable growth."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2013	June 30, 2012	Percent Change
Net Sales	$192,706	$164,852	17%
Operating Income	$8,587	$5,925	45%
Operating Income %	4.5%	3.6%
Net Income	$7,427	$4,057	83%

•
Fiscal year 2013 fourth quarter net sales in the EMS segment increased 17% compared to the fourth quarter of the prior year on double-digit percentage sales growth to customers in all four of the key vertical markets in which this segment competes.

•
Gross profit as a percent of net sales in the EMS segment for the fourth quarter of fiscal year 2013 improved 1.5 percentage points when compared to the fourth quarter of the prior year primarily due to leverage gained on the higher revenue as well as benefits realized from global purchasing efforts and operating efficiencies.

•
Selling and administrative expenses in this segment increased 29% in the fiscal year 2013 fourth quarter when compared to the prior year primarily related to higher employee incentive compensation costs and an allowance recorded for notes receivable.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2013	June 30, 2012	Percent Change
Net Sales	$125,616	$125,256	0%
Operating Income (Loss)	$(1,406)	$5,844	(124%)
Operating Income (Loss) %	(1.1%)	4.7%
Net Income (Loss)	$(642)	$3,186	(120%)

•
Fiscal year 2013 fourth quarter net sales in the Furniture segment increased slightly compared to the prior year as an increase in net sales of office furniture was mostly offset by a decrease in net sales of hospitality furniture. Furniture sales to the federal government in the fourth quarter continued to lag prior year.

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Gross profit as a percent of net sales declined 3.6 percentage points in the Furniture segment in the fourth quarter of fiscal year 2013 when compared to the prior year. Contributing to the decline in gross profit were higher freight costs coupled with several projects that shipped during the quarter with lower margins. In addition, the prior year fourth quarter included a $2.1 million reduction in the LIFO inventory reserve which had an unfavorable impact on the year-over-year comparison. Partially offsetting the decline was a benefit realized from price increases.

•
Selling and administrative expenses in the Furniture segment for the fourth quarter of fiscal year 2013 increased 9% compared to the prior year primarily related to higher employee incentive compensation costs and higher sales and marketing costs related to growth initiatives.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income excluding restructuring charges, 2) net income excluding restructuring charges, and 3) earnings per Class B diluted share excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2012 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 1, 2013
Time:	11:00 AM Eastern Time
Dial-In #:	866-318-8616 (International Calls - 617-399-5135)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 15, 2013.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	76791974

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the fourth quarter and fiscal year ended June 30, 2013 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2013		June 30, 2012
Net Sales	$318,322	100.0%	$290,108	100.0%
Cost of Sales	258,745	81.3%	232,082	80.0%
Gross Profit	59,577	18.7%	58,026	20.0%
Selling and Administrative Expenses	52,729	16.5%	45,933	15.9%
Restructuring Expense	278	0.1%	930	0.3%
Operating Income	6,570	2.1%	11,163	3.8%
Other Income (Expense), net	665	0.2%	(2,095)	(0.7%)
Income Before Taxes on Income	7,235	2.3%	9,068	3.1%
Provision for Income Taxes	174	0.1%	2,991	1.0%
Net Income	$7,061	2.2%	$6,077	2.1%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.18		$0.16
Class B	$0.19		$0.16
Diluted Earnings Per Share:
Class A	$0.18		$0.16
Class B	$0.18		$0.16

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,080		37,900
Diluted	38,432		38,077

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2013		June 30, 2012
Net Sales	$1,203,134	100.0%	$1,142,061	100.0%
Cost of Sales	979,386	81.4%	932,106	81.6%
Gross Profit	223,748	18.6%	209,955	18.4%
Selling and Administrative Expenses	200,331	16.7%	188,148	16.5%
Restructuring Expense	416	0.0%	3,418	0.3%
Operating Income	23,001	1.9%	18,389	1.6%
Other Income (Expense), net	(338)	0.0%	(687)	0.0%
Income Before Taxes on Income	22,663	1.9%	17,702	1.6%
Provision for Income Taxes	2,784	0.2%	6,068	0.6%
Net Income	$19,879	1.7%	$11,634	1.0%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.50		$0.29
Class B	$0.53		$0.31
Diluted Earnings Per Share:
Class A	$0.49		$0.29
Class B	$0.52		$0.31

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,063		37,881
Diluted	38,522		38,087

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2013	2012
Net Cash Flow provided by Operating Activities	$63,861	$59,019
Net Cash Flow used for Investing Activities	(28,031)	(25,713)
Net Cash Flow used for Financing Activities	(7,708)	(7,670)
Effect of Exchange Rate Change on Cash and Cash Equivalents	281	(1,848)
Net Increase in Cash and Cash Equivalents	28,403	23,788
Cash and Cash Equivalents at Beginning of Period	75,197	51,409
Cash and Cash Equivalents at End of Period	$103,600	$75,197

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2013	June 30, 2012
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$103,600	$75,197
Receivables, net	160,767	139,467
Inventories	123,998	117,681
Prepaid expenses and other current assets	39,013	44,636
Assets held for sale	1,521	1,709
Property and Equipment, net	185,744	186,099
Goodwill	2,511	2,480
Other Intangible Assets, net	5,276	6,206
Other Assets	22,089	22,041
Total Assets	$644,519	$595,516

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$23	$14
Accounts payable	155,709	137,423
Dividends payable	1,863	1,843
Accrued expenses	56,856	48,460
Long-term debt, less current maturities	294	273
Other	25,268	21,275
Share Owners' Equity	404,506	386,228
Total Liabilities and Share Owners' Equity	$644,519	$595,516

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2013	2012	2013	2012
Interest Income	$79	$89	$404	$430
Interest Expense	(8)	(12)	(35)	(35)
Foreign Currency/Derivative Gain (Loss)	898	(323)	(112)	568
Gain (Loss) on Supplemental Employee Retirement Plan Investment	44	(498)	2,000	(3)
Impairment Loss on Privately-Held Investment	(111)	(715)	(1,019)	(715)
Loss on Stock Warrants	(15)	(463)	(885)	(526)
Other Non-Operating Expense	(222)	(173)	(691)	(406)
Other Income (Expense), net	$665	$(2,095)	$(338)	$(687)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Charges
	Three Months Ended
	June 30,
Kimball International, Inc.	2013	2012
Operating Income, as reported	$6,570	$11,163
Pre-tax Restructuring Charges	278	930
Adjusted Operating Income	$6,848	$12,093

Net Income excluding Restructuring Charges
	Three Months Ended
	June 30,
Kimball International, Inc.	2013	2012
Net Income, as reported	$7,061	$6,077
After-tax Restructuring Charges	166	558
Adjusted Net Income	$7,227	$6,635

Earnings Per Class B Diluted Share excluding Restructuring Charges
	Three Months Ended
	June 30,
	2013	2012
Earnings per Class B Diluted Share, as reported	$0.18	$0.16
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.02
Adjusted Earnings Per Class B Diluted Share	$0.19	$0.18